Lawson Products Announces Third Quarter 2018 Results

17.0% Sales Increase Drives Strong Performance

CHICAGO, October 25, 2018 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2018.

Highlights

•	Sales of $88.5 million, up 17.0%. Average daily sales ("ADS") increased to $1.405 million during the third quarter of 2018 compared to $1.201 million in the third quarter of 2017

•	Lawson segment ADS increased 4.0%, excluding The Bolt Supply House ("Bolt Supply"), primarily due to a 6.6% improvement in sales rep productivity

•
Operating loss of $2.3 million, including $7.6 million in stock-based compensation expense due to a 39% increase in the market price of the Company's stock price, compared to operating income of $1.1 million in the third quarter of 2017. Non-GAAP adjusted operating income of $5.6 million compared to $3.9 million a year ago, up 44.6%. Adjusted EBITDA of $7.3 million which exceeded the $5.4 million from a year ago, up 34.6% (See reconciliation in Table 2)

•
Net loss of $0.8 million or $0.09 per diluted share. Adjusted net income, excluding stock-based compensation, acquisition costs and severance, was $5.0 million or $0.54 per diluted share (See reconciliation in Table 3)

•	Borrowings, net of cash, were $2.3 million at September 30, 2018, a reduction of $7.8 million during the quarter, driven by strong cash flows from operations

•	Continued to be active with acquisitions by acquiring Dallas-based Screw Products, Inc. on October 1, 2018

3Q 2018 Summary Financial Highlights
($ in millions)	3Q18	3Q17	Change
Net Sales	$88.5	$75.7	17.0%
Average Daily Net Sales	$1.405	$1.201	17.0%
Number of Business Days	63	63

Reported Operating Income (Loss)	$(2.3)	$1.1	NM
Adjusted Operating Income (1)	$5.6	$3.9	44.6%
Margin (1)	6.3%	5.2%	+120 bps

Adjusted EBITDA (1)	$7.3	$5.4	34.6%
Margin (1)	8.2%	7.1%	+110 bps

(1) Excludes the impact of stock-based compensation, acquisition costs and severance. (See reconciliation in Table 2)

“The third quarter results evidenced strong demand, solid execution on our growth strategy and a continuation of our favorable 2018 performance. We delivered a 17.0% sales increase driven by improved Lawson sales rep productivity as well as the inclusion of Bolt Supply. In addition, our adjusted operating income grew by nearly 45% demonstrating our ability to leverage our existing infrastructure," said Michael DeCata, president and chief executive officer.

“Subsequent to the quarter, we announced the acquisition of Dallas-based Screw Products, Inc., a $3.0 million dollar customized fastener and component distributor that will expand our customer base in the job shop/manufacturing market segment. We will continue to make strategically-focused and disciplined investments. We remain confident that we will achieve continued earnings growth fueled by both organic sales and accretive acquisitions,” said DeCata.

Third Quarter Results

Net sales increased 17.0% to $88.5 million for the third quarter of 2018 compared to $75.7 million in 2017. Sales were positively impacted by a 6.6% improvement in the Lawson segment sales rep productivity compared to the third quarter of 2017 and the inclusion of Bolt Supply sales of $9.8 million. Average daily sales grew to $1.405 million compared to $1.201 million in the prior year quarter with 63 selling days in both quarters.

Third quarter gross profit increased $2.1 million to $48.1 million compared to $46.0 million in 2017, primarily due to increased sales and the acquisition of Bolt Supply. This was offset by $3.4 million due to the adoption of Accounting Standards Codification 606 ("ASC 606") on January 1, 2018. Under ASC 606, certain costs were reclassified from selling expenses to cost of sales. (See Table 1)

Consolidated gross profit as a percentage of sales was 54.3% for the third quarter. Prior to the adoption of ASC 606, consolidated gross profit as a percentage of sales was 58.3% including Bolt Supply. The Lawson segment gross profit percentage, prior to ASC 606, was 60.9% compared to 60.8% in the year ago quarter.

Selling expenses decreased to $22.2 million in the third quarter compared to $24.4 million a year ago. This decrease reflects the inclusion of $0.8 million of Bolt Supply expenses offset by $3.4 million of selling expenses now reported within gross profit. Selling expenses decreased to 25.0% from 32.2% of sales in the year ago quarter primarily due fixed selling costs leveraged over a higher sales base, the adoption of the new revenue recognition standard and the inclusion of Bolt Supply, which has lower selling expenses as a percent of sales.

General and administrative expenses were $28.2 million in the third quarter of 2018 compared to $20.6 million in the year ago quarter. The increase in general and administrative expense was driven by a $5.3 million increase in stock-based compensation in the third quarter of 2018 compared to the third quarter of 2017 and the inclusion of $2.2 million of general and administrative expenses for Bolt Supply. Excluding stock-based compensation, general and administrative expenses were 23.2% of sales for the quarter compared to 24.1% in the prior year third quarter.

Operating loss in the third quarter of 2018 was $2.3 million compared to income of $1.1 million a year ago. Adjusted non-GAAP operating income increased to $5.6 million in the third quarter of 2018 compared to $3.9 million in the year ago quarter. (See reconciliation in Table 2) The growth in adjusted non-GAAP operating income from a year ago was generated by an improvement of $1.0 million in the Lawson segment and the contribution of $0.7 million from Bolt Supply.

Net loss for the third quarter of 2018 was $0.8 million, or $0.09 per diluted share compared to net income of $1.3 million, or $0.14 per diluted share, for the same period a year ago. Net income for the third quarter of 2018 was negatively impacted by an increase in the market price of the Company's common stock price which resulted in a charge for stock-based compensation of $7.6 million, or $0.64 per diluted share. Adjusted net income, excluding stock-based compensation, acquisition costs and severance, was $5.0 million or $0.54 per diluted share. (See reconciliation in Table 3)

Borrowings and Cash Flow
As of September 30, 2018, the Company had $9.9 million of borrowings under its revolving credit facility and cash and cash equivalents of $7.7 million. On a net basis, this represents a reduction of $7.8 million in the third quarter of 2018 primarily driven by improved earnings and working capital management. On a year-to-date basis, the Company has generated cash flows from operating activities of $10.2 million.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss third quarter 2018 results at 9:00 a.m. Eastern Time on October 25, 2018. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through November 30, 2018. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 37842#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through November 30, 2018.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2017, Form 10-K filed on February 22, 2018. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Product revenue	$78,377	$75,651	$233,744	$225,274
Service revenue	10,153	—	29,627	—
Net revenue	88,530	75,651	263,371	225,274

Product cost of goods sold	36,979	29,646	109,667	89,249
Service costs	3,443	—	10,247	—
Gross profit	48,108	46,005	143,457	136,025

Operating expenses:
Selling expenses	22,175	24,354	66,119	72,964
General & administrative expenses	28,199	20,561	72,213	58,790
Total SG&A	50,374	44,915	138,332	131,754
Gain on sale of property	—	—	—	(5,422)
Operating expenses	50,374	44,915	138,332	126,332

Operating income (loss)	(2,266)	1,090	5,125	9,693

Interest expense	(251)	(133)	(755)	(393)
Other income (expense), net	170	843	(320)	953

Income (loss) before income taxes	(2,347)	1,800	4,050	10,253
Income tax (benefit) expense	(1,531)	479	436	802

Net income (loss)	$(816)	$1,321	$3,614	$9,451

Basic income (loss) per share of common stock	$(0.09)	$0.15	$0.41	$1.07

Diluted income (loss) per share of common stock	$(0.09)	$0.14	$0.39	$1.04

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$7,663	$4,416
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts of $445 and $476, respectively	43,561	38,575
Inventories, net	51,154	50,928
Miscellaneous receivables and prepaid expenses	5,077	3,728
Total current assets	108,255	98,447

Property, plant and equipment, net	24,535	27,333
Deferred income taxes	20,457	21,248
Goodwill	19,114	19,614
Cash value of life insurance	13,360	11,964
Intangible assets, net	10,901	11,813
Other assets	339	248
Total assets	$196,961	$190,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving lines of credit	$9,918	$14,543
Accounts payable	16,332	12,394
Accrued expenses and other liabilities	38,583	33,040
Total current liabilities	64,833	59,977

Security bonus plan	12,876	12,981
Financing lease obligation	5,524	6,420
Deferred compensation	6,107	5,476
Deferred rent liability	2,081	3,512
Deferred tax liability	3,073	3,115
Other liabilities	4,445	5,696
Total liabilities	98,939	97,177

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,952,918 and 8,921,302 shares, respectively Outstanding - 8,919,644 and 8,888,028 shares, respectively	8,953	8,921
Capital in excess of par value	14,989	13,005
Retained earnings	74,738	71,453
Treasury stock – 33,274 shares	(711)	(711)
Accumulated other comprehensive income	53	822
Total stockholders’ equity	98,022	93,490
Total liabilities and stockholders’ equity	$196,961	$190,667

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2018 and 2017. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

On January 1, 2018 the Company adopted Accounting Standards Codification 606-Revenue From Contracts With Customers (“ASC 606”). As part of the Company's adoption of ASC 606, it concluded that it has two separate performance obligations, and accordingly, two separate revenue streams: product and services. As a result, the Company is now reporting two separate revenue streams and two separate costs of revenues. The adoption of ASC 606 had a minimal impact on total reported revenues, costs and net income for the three and nine months ended September 30, 2018. However, the adoption required prospective reclassification of certain selling expenses associated with the separately identified vendor managed inventory services performance obligation costs historically classified as selling expenses to cost of sales. As ASC 606 was adopted on a modified retrospective method, prior quarters are not restated. The following information is intended to provide comparable information on selected financial statement line items in accordance with both ASC 606 and previous accounting literature (ASC 605 Revenue Recognition).

TABLE 1 - Impact of ASC 606 on Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30, 2018
(Dollars in thousands)	As Reported	Service Revenues and Costs Adjustments	Pro-Forma as if previous accounting guidance was in effect

Product revenue	$78,377	$10,207	$88,584
Service revenue	10,153	(10,153)	—
Net Revenue	88,530	54	88,584

Product cost of goods sold	36,979	—	36,979
Service costs	3,443	(3,443)	—
Total cost of goods sold	40,422	(3,443)	36,979

Gross profit	48,108	3,497	51,605
Gross profit percentage	54.3%		58.3%

Selling expenses	22,175	3,468	25,643
General and administrative expenses	28,199	—	28,199
Operating expenses	50,374	3,468	53,842

Operating income (loss)	$(2,266)	$29	$(2,237)

	Nine Months Ended September 30, 2018
(Dollars in thousands)	As Reported	Service Revenues and Costs Adjustments	Pro-Forma as if previous accounting guidance was in effect

Product revenue	$233,744	$29,609	$263,353
Service revenue	29,627	(29,627)	—
Net Revenue	263,371	(18)	263,353

Product cost of goods sold	109,667	—	109,667
Service costs	10,247	(10,247)	—
Total cost of goods sold	119,914	(10,247)	109,667

Gross profit	143,457	10,229	153,686
Gross profit percentage	54.5%		58.4%

Selling expenses	66,119	10,092	76,211
General and administrative expenses	72,213	—	72,213
Operating expenses	138,332	10,092	148,424

Operating income	$5,125	$137	$5,262

Table 2 - Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income and Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,
	2018			2017
(Dollars in thousands)	Lawson Segment	Bolt Supply Segment	Consolidated	Consolidated

Operating income (loss), as reported per GAAP	$(2,955)	$689	$(2,266)	$1,090

Stock-based compensation (1)	7,637	—	7,637	2,337

Severance expense	27	4	31	139

Acquisition related costs	168	—	168	286

Non-GAAP adjusted operating income	4,877	693	5,570	3,852

Depreciation and amortization	$1,691	$64	$1,755	$1,591

Non-GAAP adjusted EBITDA	$6,568	$757	$7,325	$5,443

(1)    A portion of stock-based compensation expense varies with the Company's stock price

Table 3 - Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS (Unaudited)
(Dollars in thousands, except per share amounts)	Three Months Ended September 30,
	2018		2017
	Amount	Diluted EPS (2)	Amount	Diluted EPS
Net Income (loss), as reported per GAAP	$(816)	$(0.09)	$1,321	$0.14

Pretax adjustments:
Stock-based compensation	7,637	0.82	2,337	0.26
Severance expense	31	0.00	139	0.02
Acquisition related costs	168	0.02	286	0.03

Pretax adjustments	7,836	0.84	2,762	0.31
Tax effect (1)	(2,014)	(0.21)	(735)	(0.08)
Total adjustments, net of tax	5,822	0.63	2,027	0.23
Non-GAAP adjusted net income	$5,006	$0.54	$3,348	$0.37

(1)	Tax effected at quarterly effective tax rate of 26.6% for 2017 and 25.7% for 2018 which excludes the benefit of discrete items

(2)	Pretax adjustments to diluted EPS calculated on 9.322 million of diluted shares

LAWSON PRODUCTS, INC.
TABLE 4 - QUARTERLY RESULTS (UNAUDITED)
Historic Lawson Segment Sales Representative and Productivity

	Three Months Ended
	Sep. 30 2018	Jun. 30 2018	Mar. 31 2018	Dec. 31 2017	Sep. 30 2017

Number of business days	63	64	63	61	63

Average daily net sales (Dollars in thousands)	$1,249	$1,260	$1,213	$1,191	$1,201
Year over year increase	4.0%	7.5%	4.0%	6.1%	9.5%
Sequential quarter increase (decrease)	(0.9)%	3.9%	1.8%	(0.8)%	2.5%

Average active sales rep. count (1)	967	966	968	987	991
Period-end active sales rep. count	978	968	966	983	988

Sales per rep. per day	$1,292	$1,304	$1,253	$1,207	$1,212
Year over year increase	6.6%	9.1%	6.4%	8.3%	11.3%
Sequential quarter increase (decrease)	(0.9)%	4.1%	3.8%	(0.4)%	1.4%

(1)	Average active sales rep count represents the average of the month-ends sales representative count

LAWSON PRODUCTS, INC.
TABLE 5 - CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)
	Three Months Ended
(Dollars in thousands)	Sep. 30 2018	Jun. 30 2018	Mar. 31 2018	Dec. 31 2017	Sep. 30 2017

Average daily net sales	$1,405	$1,412	$1,341	$1,322	$1,201
Year over year increase	17.0%	20.5%	15.0%	17.8%	9.5%
Sequential quarter increase (decrease)	(0.5)%	5.3%	1.4%	10.1%	2.5%

Net Sales	$88,530	$90,382	$84,459	$80,633	$75,651
Gross profit (1)	48,108	49,131	46,218	46,993	46,005

Gross profit percentage (1)	54.3%	54.4%	54.7%	58.3%	60.8%

Selling, general & administrative expenses	$50,374	$43,577	$44,381	$46,750	$44,915

Operating income (loss)	$(2,266)	$5,554	$1,837	$243	$1,090

(1)
Reflects the adoption of ASC 606 effective January 1, 2018 including the reclassification of $3.4 million, $3.1 million, and $3.5 million of selling expense as a reduction of gross profit in the three months ended September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665